EXHIBIT 20.2



Cyber Aerospace Corporation merges with Cyber Defense Systems


ST. PETERSBURG, Fla.--April 1, 2005-- Cyber Defense Systems, Inc. (OTCBB: CYDF) announces that on March 31, 2005 its subsidiary Cyber Aerospace Corp. was merged into Cyber Defense Systems. Cyber Defense Systems is an operating subsidiary of Proxity, Inc. (Pink Sheets: PRXT). The merger was taken in order to avoid what had become unnecessary bookkeeping expenses associated with maintaining Cyber Aerospace as a separate company. As a result of the merger, for each one share of Class A Common Stock of Cyber Aerospace, the Beneficial Owner will receive one share of Class A Common Stock of Cyber Defense. The total issued and outstanding Common shares in Cyber Defense after the merger are 28,019,594. For more details of the merger, investors should review the 8-K filing.

Billy Robinson, CEO Cyber Defense Systems states, "Cyber Defense has gone through a rapid growth cycle over the last 8 months. Through multiple consolidations, we now have one name, one group of shareholders, and a focused direction for our company. This merger was the last transaction necessary to bring the key players and all of the assets together into one company."

In addition, in a separate series of transactions, Cyber Defense converted $193,000.00 of debt by issuing shares of its Class A Common Stock (Restricted) to various creditors.


About Cyber Defense Systems

Cyber Defense Systems, Inc. is designing and building a new generation of UAVs. Cyber Defense is currently marketing their CyberBug[TM] UAVs to various branches of the U.S. government and U.S. allies as multi-use platform vehicles capable of deployment in surveillance and communication operations.
http://www.cyberdefensesystems.com


About Proxity

Proxity, Inc. is a developmental holding company specializing in the deployment and marketing of security protection technology and government contract fulfillment. With 18,750,000 shares in CYDF, Proxity is the Company's majority shareholder. Proxity seeks to acquire and develop security technology. The Company plans to enter into teaming and exclusive and nonexclusive marketing and distribution agreements with products developed for commercial, military and homeland defense. http://www.proxity.com

This release contains statements that constitute forward-looking statements. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers




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with respect to, among other things:  (i) the Company's  financing  plans;  (ii)
trends  affecting the Company's  financial  condition or results of  operations;
(iii) the Company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words ``may,'' ``would,'' ``will,'' ``expect,'' ``estimate,'' ``anticipate,'' ``believe,'' ``intend,'' and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control and those actual results may differ materially from those projected in the forward-looking statements as a result of various factors.




Contact:
Emerson Gerard Associates
Jerry Jennings
Phone: 561-881-7318
mediareply@emersongerard.com